Exhibit 10.1

Executive Form

Snap One, LLC

_____, 2024

PERSONAL AND CONFIDENTIAL

[First Name Last Name]

Via e-mail

Re: Retention Bonus

Dear [First Name]:

As you know, Snap One Holdings Corp. (“Snap”) entered into that certain Agreement and Plan of Merger, dated as of April [ ], 2024, with Resideo Technologies, Inc. (“Buyer”) and Pop Acquisition Inc., a wholly owned subsidiary of Buyer (the “Merger Agreement”) pursuant to which Buyer will acquire Snap (the “Transaction” and the consummation of such Transaction, the “Closing”). To reward you for your dedicated service to Snap One, LLC (the “Company”), the Company is pleased to provide you with a retention bonus opportunity. The terms and conditions of the retention bonus opportunity are discussed below.

1.            Retention Bonus. You are eligible to receive a cash retention bonus equal to $[ ] (the “Retention Bonus”). The retention bonus will be earned six months following the Closing (such date, the “Retention Date”), subject to your continued employment with the Company, Buyer or an affiliate thereof through the Retention Date. Notwithstanding the foregoing, in the event you incur a Qualifying Termination (as defined below) on or prior to the Retention Date, such Retention Bonus will be deemed earned as of the date of your Qualifying Termination, subject to your execution, delivery to the Company, and non-revocation of a release of claims, substantially in the form attached as Appendix [ ] to your Employment Agreement (as defined below) (the “Release of Claims”) (and expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of such Qualifying Termination (the date such Release of Claims becomes effective and irrevocable, the “Release Effective Date”). For the sake of clarity, (i) in the event your employment is terminated or you resign prior to the Retention Date other than as a result of a Qualifying Termination, or (ii) if you incur a Qualifying Termination prior to the Retention Date, but do not satisfy the Release of Claims requirement set forth in this Section 1, you shall forfeit your right to the Retention Bonus.

2.            Timing of Payment. Subject to the immediately following sentence, the Retention Bonus (if earned in accordance with Section 1 hereof) will be paid on or prior to the second regularly scheduled payroll date following the Retention Date. However, in the event you earn the Retention Bonus in connection with a Qualifying Termination on or prior to the Retention Date (in accordance with Section 1 hereof), the Retention Bonus will be paid on or prior to the second regularly scheduled payroll date following the Release Effective Date, provided further that, if such sixty (60)-day period referenced in Section 1 above spans two calendar years, the Retention Bonus shall not be payable prior to the first day of the later calendar year.

3.            [Transition Services. In the event you incur a Qualifying Termination prior to the Retention Date, you agree that you will remain reasonably available to Buyer and the Company until the Retention Date to transition your duties and responsibilities to a successor chief executive officer.]

4.            Definitions. For purposes of this letter agreement:

a.	“Cause” shall have the meaning set forth in your Employment Agreement.

b.	“Employment Agreement” means that certain Employment Agreement entered into between you and the Company, dated as of [DATE].

c.	“Good Reason” means “Good Reason” as defined in the Employment Agreement[, excluding the events described in subclause (i) and subclause (iv) of such Good Reason definition (each, an “Excluded Event”).]

d.	“Qualifying Termination” means (a) a termination by the Company, Buyer or an affiliate thereof without Cause or (b) your resignation for Good Reason.

5.            [Good Reason. Notwithstanding anything in the Employment Agreement to the contrary, to the extent an Excluded Event occurs on or prior to the Retention Date, you will be able to assert Good Reason under the Employment Agreement during the sixty (60) day period immediately following the Retention Date as a result of any such Excluded Event.]

6.            Extension of the Non-Competition Obligations. You agree and acknowledge that (i) notwithstanding anything to the contrary in your Employment Agreement, the non-competition obligations set forth in Section 10(d) of your Employment Agreement shall continue until [ ] months following your termination of employment, and (ii) for purposes of Section 10(d) of the Employment Agreement and the non-competition obligations set forth therein only, the definition of “Post-Termination Restricted Period” set forth in your Employment Agreement shall be deemed amended to reflect the foregoing as of the date hereof. You further agree and acknowledge that your restrictive obligations (as set forth in Section 10) of your Employment Agreement (including the non-competition obligations as modified herein) remain in full force and effect, and that you shall continue to comply with such obligations.

7.            No Assignment. This Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect.

8.            Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.            Withholding. The Company or one of its subsidiaries, as applicable, will be authorized to withhold from the payment of your Retention Bonus the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

10.          Confidential. To the extent permitted by applicable law, you hereby agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser, if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

11.          No Right to Employment or Other Benefits. This Agreement will not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries.

12.          No Trust Fund. This Agreement will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any of its affiliates and you or any other person. To the extent that you acquire the right to receive payments from the Company under this Agreement, such right will be no greater than the right of any unsecured general creditor of the Company.

13.          Section 409A of the Internal Revenue Code. The Company intends that this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the short term deferral exception under Treas. Reg. Section 1.409A-1(b)(4). However, if any amount paid under this Agreement is determined to be “deferred compensation” within the meaning of Section 409A, then this Agreement will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

14.          Entire Agreement; Termination. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between the parties, whether expressed or implied, including terms and conditions regarding the Retention Bonus. Notwithstanding anything herein to the contrary, in the event the Closing does not occur or the Merger Agreement is otherwise terminated, this Agreement shall be terminated and of no further force or effect, and your right to the Retention Bonus will be forfeited.

15.          Other Plans. The Retention Bonus that may become payable to you hereunder will not be taken into account in computing your salary or other compensation for purposes of determining any benefits or compensation payable to you or your beneficiaries or estate under (i) any retirement, life insurance or other benefit arrangement of the Company or any of its affiliates or (ii) any other agreement between you and the Company or any of its affiliates, unless otherwise required by applicable law.

16.          Governing Law. The validity, construction, and effect of this Agreement will be determined in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

17.          Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

Sincerely,

Snap One, LLC

By:
Title:

Acknowledged and Agreed:

__________________, 2024
[First Name Last Name]	Date

[Signature Page to Bonus Letter Agreement]